EXHIBIT 99.1

Republic Services, Inc. Reports
First Quarter 2021 Results

●	Reported Earnings of $0.93 Per Share
●	Increased Adjusted Earnings 24 Percent Over the Prior Year to $0.93 Per Share
●	Expanded Adjusted EBITDA Margin 270 Basis Points
●	Generated Cash Flow from Operations of $661.0 million and Adjusted Free Cash Flow of $464.2 million
●	Raised 2021 Full-Year Financial Guidance
●	Named One of Fortune's 2021 World's Most Admired Companies and to Barron's 100 Most Sustainable Companies List

PHOENIX (May 5, 2021) – Republic Services, Inc. (NYSE: RSG) today reported net income of $295.9 million, or $0.93 per diluted share, for the three months ended March 31, 2021, versus $246.3 million, or $0.77 per diluted share, for the comparable 2020 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended March 31, 2021 was $297.2 million, or $0.93 per diluted share, versus $241.1 million, or $0.75 per diluted share, for the comparable 2020 period.

“Thanks to our strong foundation, resilient business model and talented team, Republic Services once again delivered outstanding results in the first quarter of 2021,” said Donald W. Slager, chief executive officer. “I am proud of all we have achieved during my tenure as CEO, and I have been humbled to lead the extraordinary women and men who make this company great. The Company has the right strategic plan, leadership team and dedicated employees to continue building on our progress in serving our customers, operating efficiently and sustainably, and creating value for our shareholders.”

“We started the year strong by building on the momentum in our business and capitalizing on improving market conditions,” said Jon Vander Ark, president and incoming CEO. “During the first quarter we achieved a 24 percent increase in adjusted earnings per share and expanded adjusted EBITDA margin 270 basis points. As a result of our solid first quarter performance and outlook for the balance of the year, we now expect to exceed our original 2021 full-year adjusted earnings and free cash flow guidance.”

First-Quarter 2021 Highlights:

*First quarter EPS was $0.93 per share, and adjusted EPS, a non-GAAP measure, was $0.93 per share, an increase of 24 percent over the prior year.

*Cash provided by operating activities was $661.0 million, an increase of 11 percent versus the prior year. Adjusted free cash flow, a non-GAAP measure, was $464.2 million, an increase of 62 percent versus the prior year.

*The Company expanded adjusted EBITDA margin, a non-GAAP measure, 270 basis points to 30.7 percent.

*The Company closed on the acquisition of Santek on May 5, 2021.

*Total cash returned to shareholders through dividends and share repurchases was $148 million.

*Core price increased revenue by 4.3 percent. Core price consisted of 5.2 percent in the open market and 2.8 percent in the restricted portion of the business.

*Revenue growth from average yield was 2.3 percent and volume performance improved sequentially to (0.8) percent.

*The Company's average recycled commodity price per ton sold during the first quarter was $133. This represents a sequential increase from the fourth quarter of $23 per ton and an increase of $57 per ton versus the prior year.

*Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $931 million in annual revenue, or 37 percent of its legacy $2.5 billion CPI-based book of business, tied to the water-sewer-trash index or a fixed-rate increase of 3 percent or greater.

*The Company was named one of Fortune's 2021 World's Most Admired Companies and to Barron's 100 Most Sustainable Companies List.

*Republic released its inaugural climate disclosure report aligned with recommendations of the Task Force on Climate-related Financial Disclosures (TCFD).

Raised Full-Year 2021 Adjusted EPS and Adjusted Free Cash Flow Guidance

Republic raised its full-year adjusted diluted EPS guidance to $3.74 to $3.79 and its full-year adjusted free cash flow guidance to $1,350 million to $1,400 million.

Please refer to the Information Regarding Forward-Looking Statements section of this document.

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.425 per share for stockholders of record on July 1, 2021. The dividend will be paid on July 15, 2021.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.
About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior customer experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

For more information, contact:
Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Stacey Mathews (480) 718-6548
media@RepublicServices.com	investor@RepublicServices.com

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SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23.2	$38.2
Accounts receivable, less allowance for doubtful accounts and other of $36.0 and $34.7, respectively	1,095.4	1,091.3
Prepaid expenses and other current assets	324.5	392.3
Total current assets	1,443.1	1,521.8
Restricted cash and marketable securities	134.6	149.1
Property and equipment, net	8,679.2	8,726.2
Goodwill	12,047.2	12,046.4
Other intangible assets, net	181.5	173.1
Other assets	767.0	817.4
Total assets	$23,252.6	$23,434.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$678.3	$779.0
Notes payable and current maturities of long-term debt	168.7	168.1
Deferred revenue	359.3	345.6
Accrued landfill and environmental costs, current portion	116.9	114.5
Accrued interest	53.2	54.6
Other accrued liabilities	772.4	820.2
Total current liabilities	2,148.8	2,282.0
Long-term debt, net of current maturities	8,594.2	8,766.1
Accrued landfill and environmental costs, net of current portion	1,713.6	1,694.7
Deferred income taxes and other long-term tax liabilities, net	1,254.7	1,238.8
Insurance reserves, net of current portion	284.4	281.8
Other long-term liabilities	618.6	681.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 319.3 and 318.8 issued including shares held in treasury, respectively	3.2	3.2
Additional paid-in capital	2,757.3	2,741.4
Retained earnings	5,911.2	5,751.8
Treasury stock, at cost; 0.3 and — shares, respectively	(27.5)	(0.1)
Accumulated other comprehensive loss, net of tax	(11.3)	(12.4)
Total Republic Services, Inc. stockholders' equity	8,632.9	8,483.9
Non-controlling interests in consolidated subsidiary	5.4	4.9
Total stockholders' equity	8,638.3	8,488.8
Total liabilities and stockholders' equity	$23,252.6	$23,434.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$2,596.4	$2,553.9
Expenses:
Cost of operations	1,534.3	1,550.0
Depreciation, amortization and depletion	282.1	268.6
Accretion	20.5	20.9
Selling, general and administrative	265.4	277.1
Withdrawal costs - multiemployer pension funds	—	4.3
Gain on business divestitures and impairments, net	(1.1)	(3.9)
Restructuring charges	2.8	3.8
Operating income	492.4	433.1
Interest expense	(78.4)	(96.7)
Loss from unconsolidated equity method investments	(16.5)	(13.2)
Interest income	0.8	0.3
Other income (loss), net	1.8	(0.9)
Income before income taxes	400.1	322.6
Provision for income taxes	103.7	75.8
Net income	296.4	246.8
Net income attributable to non-controlling interests in consolidated subsidiary	(0.5)	(0.5)
Net income attributable to Republic Services, Inc.	$295.9	$246.3
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.93	$0.77
Weighted average common shares outstanding	319.4	319.6
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.93	$0.77
Weighted average common and common equivalent shares outstanding	319.8	320.2
Cash dividends per common share	$0.425	$0.405

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Three Months Ended March 31,
	2021	2020
Cash provided by operating activities:
Net income	$296.4	$246.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	302.6	289.5
Non-cash interest expense	16.0	15.0
Stock-based compensation	12.6	9.9
Deferred tax provision	15.3	17.6
Provision for doubtful accounts, net of adjustments	4.3	4.9
Gain on disposition of assets and asset impairments, net	(0.6)	(4.9)
Environmental adjustments	(1.5)	(0.4)
Loss from unconsolidated equity method investments	16.5	13.2
Other non-cash items	(0.5)	5.5
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(8.9)	28.0
Prepaid expenses and other assets	62.5	88.2
Accounts payable	27.6	(37.2)
Capping, closure and post-closure expenditures	(11.0)	(8.7)
Remediation expenditures	(8.9)	(17.2)
Other liabilities	(61.4)	(54.4)
Cash provided by operating activities	661.0	595.8
Cash used in investing activities:
Purchases of property and equipment	(331.0)	(373.1)
Proceeds from sales of property and equipment	2.1	6.0
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(18.0)	(61.0)
Cash received from business divestitures	0.8	(0.2)
Purchases of restricted marketable securities	(7.4)	(14.0)
Sales of restricted marketable securities	8.9	5.6
Other	—	(25.0)
Cash used in investing activities	(344.6)	(461.7)
Cash (used in) provided by financing activities:
Proceeds from notes payable and long-term debt, net of fees	1,242.4	1,974.9
Proceeds from issuance of senior notes, net of discount and fees	—	985.6
Payments of notes payable and long-term debt	(1,422.5)	(2,688.7)
Issuances of common stock	(12.3)	(9.5)
Purchases of common stock for treasury	(12.7)	(98.8)
Cash dividends paid	(135.5)	(129.2)
Distributions paid to non-controlling interests in consolidated subsidiary	—	(0.2)
Contingent consideration payments	(1.7)	(2.2)
Cash (used in) provided by financing activities	(342.3)	31.9
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(25.9)	166.0
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	114.2	177.4
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$88.3	$343.4

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2020. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021		2020
Collection:
Residential	$593.1	22.8%	$568.5	22.3%
Small-container	810.5	31.2	805.7	31.5
Large-container	540.1	20.8	552.4	21.6
Other	14.2	0.5	12.3	0.5
Total collection	1,957.9	75.3	1,938.9	75.9
Transfer	331.3		321.9
Less: intercompany	(185.1)		(185.6)
Transfer, net	146.2	5.6	136.3	5.3
Landfill	562.6		558.3
Less: intercompany	(249.3)		(252.3)
Landfill, net	313.3	12.1	306.0	12.0
Environmental solutions	30.0	1.2	46.8	1.8
Other:
Recycling processing and commodity sales	87.6	3.4	67.8	2.7
Other non-core	61.4	2.4	58.1	2.3
Total other	149.0	5.8	125.9	5.0
Total revenue	$2,596.4	100.0%	$2,553.9	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Average yield	2.3%	2.9%
Fuel recovery fees	(0.4)	(0.2)
Total price	1.9	2.7
Volume	(0.8)	(0.1)
Change in workdays	(0.5)	0.5
Recycling processing and commodity sales	0.8	(0.2)
Environmental solutions	(0.7)	(0.5)
Total internal growth	0.7	2.4
Acquisitions / divestitures, net	1.0	1.0
Total	1.7%	3.4%

Core price	4.3%	5.2%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.5% and 3.0% for the three months ended March 31, 2021 and 2020, respectively. Core price as a percentage of related-business revenue was 4.6% and 5.5% for the three months ended March 31, 2021 and 2020, respectively.
The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021		2020
	Yield	Volume	Yield	Volume
Collection:
Residential	3.3%	(0.6)%	2.5%	(1.3)%
Small-container	3.1%	(2.8)%	3.8%	(0.1)%
Large-container	1.1%	(2.1)%	3.5%	(0.3)%
Landfill:
Municipal solid waste	2.5%	3.5%	3.1%	(0.5)%
Construction and demolition waste	4.4%	(2.4)%	3.5%	21.2%
Special waste	—%	1.9%	—%	(3.6)%

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021		2020
Labor and related benefits	$555.7	21.4%	$556.9	21.8%
Transfer and disposal costs	192.4	7.4	198.5	7.8
Maintenance and repairs	237.4	9.2	247.3	9.7
Transportation and subcontract costs	168.8	6.5	167.3	6.6
Fuel	78.9	3.0	79.6	3.1
Disposal fees and taxes	77.7	3.0	77.3	3.0
Landfill operating costs	57.4	2.2	64.7	2.5
Risk management	59.3	2.3	61.9	2.4
Other	106.7	4.1	107.3	4.2
Subtotal	1,534.3	59.1	1,560.8	61.1
Bridgeton insurance recovery	—	—	(10.8)	(0.4)
Total cost of operations	$1,534.3	59.1%	$1,550.0	60.7%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021		2020
Salaries	$194.3	7.4%	$191.3	7.5%
Provision for doubtful accounts	4.3	0.2	4.9	0.2
Other	66.8	2.6	80.9	3.2
Total selling, general and administrative expenses	$265.4	10.2%	$277.1	10.9%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Net income attributable to Republic Services, Inc.	$295.9	$246.3
Net income attributable to noncontrolling interests	0.5	0.5
Provision (benefit) for income taxes	103.7	75.8
Other (income) loss, net	(1.8)	0.9
Interest income	(0.8)	(0.3)
Interest expense	78.4	96.7
Depreciation, amortization and depletion	282.1	268.6
Accretion	20.5	20.9
EBITDA	$778.5	$709.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.93 and $0.77 for the three months ended March 31, 2021 and 2020, respectively. During the three months ended March 31, 2021 and 2020, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. For comparative purposes, certain prior year amounts have been reclassified to conform to current year presentation. The table below sets forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$778.5	$400.1	$295.9	$0.93	$709.4	$322.6	$246.3	$0.77
Loss from unconsolidated equity method investments	16.5	—	—	—	13.2	—	—	—
Restructuring charges (1)	2.8	2.8	2.1	—	3.8	3.8	2.8	0.01
Gain on business divestitures and impairments, net (1)	(1.1)	(1.1)	(0.8)	—	(3.9)	(3.9)	(2.9)	(0.01)
Withdrawal costs - multiemployer pension funds	—	—	—	—	4.3	4.3	3.1	0.01
Bridgeton insurance recovery	—	—	—	—	(10.8)	(10.8)	(8.2)	(0.03)
Total adjustments	18.2	1.7	1.3	—	6.6	(6.6)	(5.2)	(0.02)
As adjusted	$796.7	$401.8	$297.2	$0.93	$716.0	$316.0	$241.1	$0.75
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended March 31, 2021.

We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Restructuring charges. In 2020, we incurred costs related to the redesign of certain back-office software systems, which continued into 2021. In addition, in July 2020, we eliminated certain back-office support positions in response to a decline in the underlying demand for services resulting from the COVID-19 pandemic.
Gain on business divestitures and impairments, net. During the three months ended March 31, 2021 and 2020, we recorded a net gain on business divestitures and impairments.
Withdrawal costs - multiemployer pension funds. During 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Bridgeton insurance recovery. During the three months ended March 31, 2020, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Cash provided by operating activities	$661.0	$595.8
Property and equipment received	(202.1)	(292.6)
Proceeds from sales of property and equipment	2.1	6.0
Restructuring payments, net of tax	2.9	2.8
Divestiture related tax payments	0.3	1.0
Bridgeton insurance recovery, net of tax	—	(26.4)
Adjusted free cash flow	$464.2	$286.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$331.0	$373.1
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(128.9)	(80.5)
Property and equipment received during the period	$202.1	$292.6
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of March 31, 2021 and December 31, 2020, accounts receivable were $1,095.4 million and $1,091.3 million, net of allowance for doubtful accounts of $36.0 million and $34.7 million, respectively, resulting in days sales outstanding of 38.4, or 25.8 days net of deferred revenue, compared to 38.6, or 26.4 days net of deferred revenue, respectively.
CASH DIVIDENDS
In January 2021, we paid a cash dividend of $135.5 million to shareholders of record as of January 4, 2021. As of March 31, 2021, we recorded a quarterly dividend payable of $135.6 million to shareholders of record at the close of business on April 1, 2021, which was paid on April 15, 2021.
SHARE REPURCHASE PROGRAM
During the three months ended March 31, 2021, we repurchased 0.1 million shares of our stock for $12.7 million at a weighted average cost per share of $89.63. As of March 31, 2021, the remaining authorized purchase capacity under our October 2020 repurchase program was $2.0 billion.
RECONCILIATION OF 2021 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2021, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2021
Diluted earnings per share	$ 3.65 to 3.69
Restructuring charges	0.03 to 0.04
Accelerated vesting of compensation expense for CEO transition	0.06
Adjusted diluted earnings per share	$ 3.74 to 3.79
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2021, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2021
Cash provided by operating activities	$ 2,500 to 2,595
Property and equipment received	(1,175 to 1,225)
Proceeds from sales of property and equipment	15
Restructuring payments, net of tax	10 to 15
Adjusted free cash flow	$ 1,350 to 1,400
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.